Exhibit 10.06

Amended and Restated

As of January 26. 2010

PRAXAIR, INC.

DIRECTOR’S FEES DEFERRAL PLAN

Section 1. Purpose, Participation

(a) Purpose: The purpose of this Director’s Fees Deferral Plan (the “Plan”) is to enable Praxair, Inc. (the “Corporation”) to attract and retain Directors of outstanding ability by providing them with a mechanism to defer and accumulate Director’s fees, meaning (1) the retainer, (2) fees for attendance at meetings of the Board of Directors and Board committees of the Corporation, (3) fees for additional or special services as Directors and (4) other compensatory payments made to Directors by the Corporation in connection with their service as Directors.

(b) Participation: This Plan extends to Directors of the Corporation not employed by the Corporation or any subsidiary.

Section 2. Payment of Deferred Amounts

(a) Deferral Election: At any time prior to the beginning of a calendar year, a Director may elect that all or any specified portion of the Director’s fees to be earned during such calendar year be credited to a Director’s Cash Account and/or a Director’s Stock Unit Account maintained on such Director’s behalf in lieu of payment (a “Deferral Election”). A Director may also make a Deferral Election during the 30 days following the date on which a Director first becomes eligible to receive Director’s fees, although any Deferral Election made pursuant to this sentence will apply only to all or any specified portion of the Director’s fees earned thereafter. Each Deferral Election must be submitted to the Secretary of the Corporation in writing, and will be deemed to authorize deferral to only a Director’s Cash Account except to the extent deferral to a Director’s Stock Unit Account is expressly specified.

(b) Effect of Deferral Election: Pursuant to such Deferral Election, the Corporation (i) will not pay the Director’s fees covered thereby and (ii) will make payments in accordance with the Deferral Election and this Section 2.

(c) Payment Commencement Event. At the time of making the Deferral Election, a Director will designate as a “Payment Commencement Event” either (1) the termination of the Director’s service as a Director of the Corporation (or any successor) or (2) the Director’s attainment of an age, not to exceed 75, specified by the Director. A Director may also elect that, notwithstanding any other election made by him pursuant to this Section 2, in the event that the Director terminates service as a Director of the Corporation within one year following a “Change of Control” (as defined in Section 5(h)), the Payment Commencement Event for payments from a deferral account will be the termination of the Director’s service as a Director.

(d) Payment. Payment of amounts deferred pursuant to the Deferral Election will commence on the last business day of the calendar quarter in which the Payment Commencement Event (either as originally designated or as deferred pursuant to clause (1) of Section 2(e)) occurs. Payments from a deferral account will be made in a lump sum (in cash or stock as provided in this Plan) unless a timely election of an installment payment schedule pursuant to clause (2) of Section 2(e) has been made.

(e) Additional Deferrals. A Director may also (1) elect to defer the Payment Commencement Event to a later date specified by the Director (but not later than attainment of age 75), and/or (2), for Payment Commencement Events other than a Change of Control, elect that (i) payment from the Director’s Cash Account be made in a number of approximately equal annual cash installments, and/or (ii) payment from the Director’s Stock Unit Account be made in a number of annual installments, each of an approximately equal number of Stock Units. Such installment payments shall be made over a period of time specified by the Director, but not to exceed 15 years. Such elections may be made at any time until 12 months before the Payment Commencement Event designated pursuant to Section 2(c) and must provide for an additional deferral period of at least five years from the previous Payment Commencement Event. Each such election must be submitted to the Secretary of the Corporation in writing. A Director may make no more than one election pursuant to clause (1) in any calendar year. An election of an installment payment schedule pursuant to clause (2) is irrevocable except as provided in Section 2(g).

(f) Renewal of Elections. Once a Deferral Election and designation of a Payment Commencement Event has been made, it will be automatically applied to Director’s fees earned in all subsequent calendar years unless the Director changes or revokes either such election or designation. Each such change or revocation must be submitted to the Secretary of the Corporation in writing. However, except as provided in Section 2(e), each Deferral Election and designation of Payment Commencement Event is irrevocable as to Director’s fees earned prior to the calendar year next following any change or revocation.

(g) Renewal of Installment Election. An election of an installment payment schedule will automatically apply to amounts credited to a deferral account in each succeeding calendar year unless, prior to the commencement of such calendar year, the Director elects to change or revoke such installment payment schedule election, in which case his/her new election will control only with respect to amounts credited during calendar years following such new election.

(h) Disability. In the event a Director becomes disabled, the payment commencement date and/or payment schedule with respect to a balance in a deferral account shall be the date 90 days following the date it is determined that the Director has become Disabled. ‘Disabled’ means unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

(i) Death. A Director may designate a beneficiary (and change such beneficiary, from time to time) for payment of any balance of the deferral account at the Director’s death. Upon a Director’s death, any balance in the deferral account (including amounts credited to such account as specified in Section 3(b) and Section 4(b)) will be paid to the deceased Director’s beneficiary at the end of the first calendar quarter which ends at least 30 days after the Director dies.

(j) A. Mandatory Deferrals. The Board of Directors may, from time to time, determine that certain payments made to Directors shall be mandatorily deferred under this Plan. If, in conjunction with such determination, the Board specifies the deferral account(s) to which such payment shall be credited or the Payment Commencement Event applicable to such deferral, then such specifications shall be applied to the deferral as if the recipient Director had made a timely Deferral Election with respect to such payment under Section 2(a) and had designated a Payment Commencement Event under Section 2(c). With respect to any such mandatory deferral, the Board may also specify at the same time as it designates any mandatory deferrals, restrictions on changes or revocations of Deferral Elections (or deemed Deferral Elections) and Payment Commencement Event designations under Section 2(f), in which event Section 2(f) shall be inoperative as to such mandatory deferral to the extent of the specified restrictions.

Section 3. Credits and Debits to Director’s Cash Account

(a) Principal. The Corporation will create and maintain on its books a Director’s Cash Account for each Director who has made a Deferral Election to such an account under Section 2(a). The Corporation will credit to such account the amount of any Director’s fee which would have been paid to the Director but for such Deferral Election, as of the date the fee would have otherwise been payable.

(b) Interest. At the end of each calendar quarter, regardless of whether any other credits are then made to the Director’s Cash Account or whether the Director is then a Director, the Corporation will also credit to the Director’s Cash Account a sum which is equal to the product of (i) the average daily balance in the Director’s Cash Account for the quarter (without regard to any debits made at the end of such quarter), times (ii) one-fourth of the annual Base Rate (prime rate) for corporate borrowers quoted by J. P. Morgan Chase (or any successor thereto) of New York as of the first business day of the quarter.

(c) Debits. At the end of each calendar quarter, the Corporation will make a payment if required under the payment schedule for such Director’s Cash Account and will debit the Director’s Cash Account for the amount thereof. Payment with respect to a Director’s Cash Account will be in cash only.

(d) Mid-quarter Payments. If Payment is to be made other than at the end of a calendar quarter in accordance with a determination pursuant to Section 2(h) or to Section 2(i), prior to such payment, the Corporation will credit to the Director’s Cash Account an amount equal to the product of (i) the average daily balance In the Director’s Cash Account for the period from the beginning of the calendar quarter to the date of payment (without regard to any debits to be made upon such payment), times (ii) a fraction of the annual Base Rate (prime rate) for corporate borrowers quoted by J. P. Morgan Chase (or any successor thereto) as of the first business day of the quarter, the numerator of which is the number of days in the period described in clause (i), and the denominator of which is 365.

Section 4. Credits and Debits to Director’s Stock Unit Account

(a) Stock Units. The Corporation will create and maintain on its books a Director’s Stock Unit Account for each Director who has made a Deferral Election under Section 2(a) and expressly specifies deferral to such an account. The Corporation will credit to such account the number of Stock Units equal to the number of shares of the Corporation’s common stock that could be purchased with the amount of any Director’s fee which would have been paid to the Director but for such Deferral Election, as of the date the fee would have otherwise been payable. The number of Stock Units will be calculated to three decimals by dividing the amount of the Director’s fee as to which a Director’s Stock Unit Account Deferral Election was made by the closing price of the Corporation’s common stock as reported on the New York Stock Exchange as of the date the fee would have otherwise been payable.

(b) Dividends. As of the date any dividend is paid to holders of shares of the Corporation’s common stock, each Director’s Stock Unit Account, regardless of whether the Director is then a Director, will be credited with additional Stock Units equal to the number of shares of the Corporation’s common stock that could have been purchased with the amount which would have been paid as dividends on that number of shares (including fractions of a share to three decimals) of the Corporation’s common stock equal to the number of Stock Units attributed to such Director’s Stock Account as of the record date applicable to such dividend. The number of additional Stock Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the closing price of the Corporation’s common stock as reported on the New York Stock Exchange as of the date the dividend would have been paid. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Plan Committee.

(c) Debits and Calculation of Payments. The Corporation will debit the Director’s Stock Unit Account for Stock Units as required under the payment schedule for such Director’s Stock Unit Account. Payment with respect to whole Stock Units will be in shares of the Corporation’s common stock only, at the rate of one share of common stock per Stock Unit. Until such time as shares have been listed on The New York Stock Exchange for issuance under this Plan, only Treasury shares shall be used for such payment. With respect to fractional Stock Units, payment will be made in cash only, and calculated by multiplying the fractional number of the Stock Unit to be debited by the closing price of the Corporation’s common stock as reported on the New York Stock Exchange as of the last business day of the week preceding the week of the date the Stock Units are payable. Should payment with respect to Stock Units be made after the record date, but before the payment date applicable to a dividend paid to holders of shares of the Corporation’s common stock, Stock Units credited a Director’s Stock Unit Account in consequence of such dividend payment will be calculated as cash payments and paid within thirty days of such credit.

(d) Adjustment. If at any time the number of outstanding shares of the Corporation’s common stock is increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Units with which each Director’s Stock Unit Account is credited will be increased in the same proportion as the outstanding number of shares of the Corporation’s common stock is increased. If the number of outstanding shares of common stock is decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Units with which each

Director’s Stock Unit Account is credited will be decreased in the same proportion as the outstanding number of shares of the Corporation’s common stock is decreased. In the event the Corporation is consolidated with or merged into any other corporation and holders of shares of the Corporation’s common stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Director’s Stock Unit Account, in lieu of the extant Stock Units, new Stock Units in an amount equal to the product of the number of shares of capital stock exchanged for one share of the Corporation’s common stock upon such consolidation or merger, and the number of Stock Units with which such account then is credited. If, in such a consolidation or merger, holders of shares of the Corporation’s common stock receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Plan Committee will determine any appropriate change in Director’s Stock Unit Accounts.

Section 5. Unfunded Arrangement

(a) Neither this Plan nor any deferral account will be funded; a deferral account and all entries thereto constitute bookkeeping records only and do not relate to any specific funds or shares of the Corporation. Payments due with respect to balances in a deferral account will be made from the general assets of the Corporation, and the right of any participant to receive future payments under this Plan’s provisions will be an unsecured claim against such assets.

Section 6. Administration

(a) Plan Committee. The Plan will be administered by a Plan Committee, which will be the Governance and Nominating Committee of the Board of Directors of the Corporation, or such other Committee as may be appointed by the Board of Directors of the Corporation, and may include Directors who have elected to participate in the Plan. No member of the Plan Committee will be liable for any act done or determination made in good faith.

(b) Committee Determination Final. The construction and interpretation of any provision of the Plan by the Plan Committee, and a determination by the Plan Committee of the amount of any deferral account, will be final and conclusive.

(c) Amendments and Termination. The Corporation, subject to approval of its Board of Directors, reserves the right to terminate, modify or amend this Plan, effective prospectively as of the first day of any calendar quarter; provided, however, that the Plan will not be subject to termination, modification or amendment with respect to any balance of a deferral account and rights therein, including the right to future interest pursuant to Section 3(b) and future dividends pursuant to Section 4(b), unless the affected Director consents.

In the event the Plan is terminated, a Director’s entire account shall then be distributed to the Director (or beneficiary) so long as such termination and distribution meets (i), (ii) or (iii) below:

(i) The termination and liquidation of the Plan takes place within 12 months of the Corporation’s corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), and the deferred amounts are included in Directors’ gross incomes in the earliest of (x) the taxable year in which the amount is actually received, or (y) the latest of the following (I) the calendar year in which the Plan termination and liquidation occurs; (II) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (III) the first calendar year in which the payment is administratively practicable;

(ii) The termination and liquidation of the Plan is pursuant to irrevocable action taken by the Corporation within 30 days before, or 12 months following, a Change of Control, provided that all other plans that allow Directors to make non-qualified deferrals that are aggregated with this Plan are terminated and liquidated such that all deferred compensation under the terminated plans and this Plan is paid out within 12 months of the date the Corporation takes all necessary action to terminate and liquidate the plans; or

(iii) The Corporation’s determination to terminate and liquidate the Plan does not occur proximate to a downturn in the financial health of the Corporation, the Corporation terminates and liquidates all plans that would be aggregated with this Plan if the Directors in the Plan had deferrals of compensation under the other plans, no payments in liquidation of the Plan are made within 12 months of the date the Corporation takes all necessary action to irrevocably terminate and liquidate the Plan (other than making payments that would be made regardless of whether the action to terminate and liquidate the Plan had occurred), and payments are made within 24 months of the date the Corporation takes all action to irrevocably terminate and liquidate the Plan.

(d) Non-Alienation. No Director (or estate of a Director) will have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

(e) Expenses. The expenses of administering the Plan will be borne by the Corporation and not be charged against any deferral account.

(f) Withholding. The Corporation may deduct from all cash payments any taxes required to be withheld with respect to such payments. In order to enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of payments made hereunder in the form of stock, a Director shall pay the Corporation the amount of tax to be withheld or may elect to satisfy such obligation by having the Corporation withhold shares that otherwise would be delivered to the Director pursuant to the deferral account payment for which the tax is being withheld, by delivering to the Corporation other shares of common stock of the Corporation owned by the Director prior to the payment date, or by making a payment to the Corporation consisting of a combination of cash and such shares of common stock. Such an election shall be made prior to the date to be used to determine the tax to be withheld. The value of any share of common stock to be withheld by, or delivered to, the Corporation pursuant to this Section 6(f) shall be the closing price of the Corporation’s common stock as reported on the New York Stock Exchange on the date to be used to determine the amount of tax to be withheld.

(g) Effect of IRS Determination. If any amounts deferred pursuant to the Plan are found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by a Director prior to payment of such amounts from his/her deferral account, such amounts will be immediately paid to such Director, notwithstanding elections pursuant to Section 2.

(h) Change of Control. A “Change of Control” means the occurrence of any one of the following events with respect to the Corporation:

(i) during a 12-month period, a majority of the individuals who constitute the Corporation’s Board of Directors are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(ii) any one person, or more than one person acting as a group, becomes an owner as defined in Section 318(a) of the Internal Revenue Code of 1986 (the “Code”) (or has become an owner during the 12-month period ending on the date of the most recent acquisition by such person or group), of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by the Corporation or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Corporation or any of its subsidiaries, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition(s); provided, however, that a transfer of assets by the Corporation is not treated as a Change of Control if the assets are transferred to: (A) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Corporation; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (2) a person’s status is determined immediately after the transfer of the assets.

(iv) any one person, or more than one person acting as a group, becomes an owner, as defined in Section 318(a) of the Code, of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of stock of the Corporation; provided, however, that if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of stock of the Corporation, the acquisition of additional stock by the same person is not considered to cause a Change of Control of the Corporation. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in the Corporation remains outstanding after the transaction.

For purposes of this definition:

(i) a “person” shall be as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(ii) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in the corporation prior to the transaction giving rise to the Change of Control and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the Corporation at the same time, or as a result of the same public offering.

(i) Stock Unit Status. Stock Units are not, and do not constitute, shares of the Corporation’s common stock, and no right as a holder of shares of the Corporation’s common stock devolves upon a Director by reason of participation in this Plan.

IN WITNESS WHEREOF, Praxair, Inc. has caused this document to be executed as of the 26th day of January, 2010

PRAXAIR, INC.

By:	/s/ James T. Breedlove
James T. Breedlove
Senior Vice President, General Counsel and Secretary